Exhibit 5.1

Vittoria Limited Sea Meadow House P.O. Box 116 Road Town Tortola British Virgin Islands	D +852 3656 6054/ +852 3656 6073
E: nathan.powell@ogier.com/ rachel.huang@ogier.com

Reference: NMP/RYH/504348.00001

29 October 2025

Dear Sirs

Vittoria Limited (Company no: 2099623) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act). The Registration Statement relates to the offering (the Offering) of 1,800,000 class A ordinary shares of US$0.00004 par value each of the Company (each a Class A Ordinary Share), plus an option to issue up to an additional 270,000 Class A Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriters (the Underwriters) (collectively, the IPO Shares). The Registration Statement also relates to 1,500,000 Class A Ordinary Shares held by certain selling shareholders of the Company named in the Registration Statement (the Selling Shareholders), which shall be registered for resale under the Registration Statement (the Resale Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

1.1	For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the Registration Statement;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Yuki Yan David Lin Alan Wong Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 29 November 2022 (the Company Registry Record), which includes:

(i)	the certificate of incorporation of the Company dated 27 May 2022; and

(ii)	the memorandum and articles of association of the Company adopted upon incorporation (the Incorporation Memorandum and Articles);

(c)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 29 November 2022 (the Court Records);

(d)	the Company Registry Records as updated by update searches on 29 October 2025, which includes:

(i)	the amended and restated memorandum and articles of association of the Company filed on 25 October 2022;

(ii)	the second amended and restated memorandum and articles of association of the Company filed on 27 September 2023;

(iii)	the third amended and restated memorandum and articles of association of the Company filed on 26 September 2024 (the Memorandum and Articles);

(e)	the Court Records as updated by update searches on 29 October 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(f)	a certificate of incumbency dated 14 October 2025 issued by the Company’s registered agent (the Registered Agent’s Certificate);

(g)	a certificate of good standing dated 14 October 2025 (the Good Standing Certificate) issued by the Registrar of Corporate Affairs in the British Virgin Islands (the Registrar) in respect of the Company;

(h)	the register of directors of the Company as provided to us on 16 October 2023 (the ROD);

(i)	the register of members of the Company as provided to us on 24 October 2025 (the ROM, and together with the ROD, the Registers);

(j)	a copy of the written resolutions of the directors of the Company dated 19 October 2023, 4 March 2024 and 29 October 2025 approving, inter alia, the Registration Statement (the IPO Resolutions, together with items (k), (l) and (n) below, the Board Resolutions);

(k)	a copy of a resolutions in writing of the directors of the Company dated 25 October 2022;

(l)	a copy of the written resolutions of the directors of the Company dated 27 September 2023;

(m)	a copy of the written resolutions of the sole shareholder of the Company dated 27 September 2023;

(n)	a copy of the written resolutions of the directors of the Company dated 1 November 2023;

(o)	a copy of the written resolutions of the directors of the Company dated 13 September 2024;

(p)	a copy of the written resolutions of the directors of the Company dated 13 September 2024;

(q)	a copy of the written resolutions of the shareholders of the Company dated 13 September 2024 (together with item (m) above, collectively referred to as the Shareholders Resolutions; the Board Resolutions and the Shareholders Resolutions are collectively referred to as the Resolutions);

(r)	a copy of the application for shares dated 25 October 2022 signed by VICTORY AMAZE LIMITED (collectively referred to as the Applications for Shares);

(s)	a copy of share subscription letter signed by VICTORY AMAZE LIMITED dated 26 September 2023;

(t)	a copy of instrument of transfer and bought-and-sold notes in respect of transfer of 350,000 Class A Ordinary Shares dated 1 November 2023 executed by VICTORY AMAZE LIMITED as transferor and Shuai, GE as transferee;

(u)	a copy of instrument of transfer and bought-and-sold notes in respect of transfer of 250,000 Class A Ordinary Shares dated 1 November 2023 executed by VICTORY AMAZE LIMITED as transferor and Hau Sze, MO as transferee;

1.2	We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1.1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the Documents are the true signatures of the persons authorised to execute the same by the resolutions within the Resolutions;

(e)	each of the Good Standing Certificate, the Registered Agent’s Certificate and the Registers is accurate and complete as at the date of this opinion;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Company has complied with, or will comply with, its obligation to file (unless such Company is within one of the statutory exceptions to the obligation to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the Business Companies Act, 2004 of the British Virgin Islands (the BCA);

(h)	the Company is not resident for tax purposes in a jurisdiction outside the British Virgin Islands and the Company is therefore a legal entity within the scope of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), but the Company is not undertaking a relevant activity for the purposes of the Substance Act or, if the Company does undertake or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity under the Substance Act;

(i)	the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(j)	the Shareholders Resolutions remain in full force and effect;

(k)	neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(l)	all parties to the Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(m)	all parties to the Documents other than the Company, have the capacity, power and authority to enter into the Documents and to exercise its rights and perform its obligations under such Documents;

(n)	to the extent that any of the opinions given herein are given with respect to or relate to an individual, that individual (i) is of sound mind and has the legal capacity and authority to enter into a Document or any other document referred to herein (as a matter of British Virgin Islands law and the laws of any other applicable jurisdiction); (ii) is not the subject of any bankruptcy petition or order or other legal process having similar effect in any jurisdiction; (iii) is not entitled, under any law, to claim immunity (whether sovereign, diplomatic or otherwise) from suit; and (iv) was not under duress or unduly influenced into entering into any Document or taking any other action referred to herein;

(o)	upon the issuance of the IPO Shares, the Company will receive consideration for the full issue price thereof;

(p)	the Resale Shares were issued in accordance with the terms set out in the Registration Statement and the Applications for Shares and in accordance with the Resolutions and the Company’s then effective memorandum and articles of association, and the consideration for the issuance of the Resale Shares as set out in the Registration Statement and the Applications for Shares (as applicable) has been fully paid;

(q)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any IPO Shares and Resale Shares and none of the IPO Shares and Resale Shares have been offered or issued to residents of the British Virgin Islands;

(r)	the Company is, and after the allotment (where applicable) and issuance of the IPO Shares and Resale Shares will be, able to pay its liabilities as they fall due;

(s)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(t)	no moneys paid to or for the account of any party under the Documents represent or are derived from, or will represent or will be derived from the proceeds of “criminal conduct” (as defined in the Proceeds of Criminal Conduct Act 1997). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with either: (i) United Nations and/or United Kingdom sanctions and/or measures extended by statutory instrument to the British Virgin Islands by Orders in Council and/or (ii) sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation;

(u)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the transactions contemplated in the Registration Statement or restrict the powers and authority of the Company in any way from the issuance of the IPO Shares and the Resale Shares as described in the Registration Statement;

(v)	the obligations expressed to be assumed by the Company and by the other parties in each Document will constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws;

(w)	on the date of execution of the Documents, the assets of the Company exceeded its liabilities and the Company was able to pay its debts as they became due, the Company had not failed to comply with the requirements of a statutory demand that had not been set aside under section 157 of Insolvency Act 2003 of the British Virgin Islands (the Insolvency Act), and no execution or other process issued on a judgment, decree or order of a Court in favour of a creditor of the Company has been returned wholly or partly unsatisfied, and the transactions contemplated by the Documents will not cause the Company to become “Insolvent” for the purposes of any part of the Insolvency Act, the BCA or the common law as applied in the British Virgin Islands;

(x)	no charging orders have been made by the courts of the British Virgin Islands against either: (i) the Company; (ii) any of the Company assets, property or interests; or (iii) any of the shares, securities or other similar instruments of the Company;

(y)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

(z)	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands; and

(aa)	no party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the British Virgin Islands.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company was a company duly incorporated with limited liability under the BCA on 27 May 2022, and is validly existing and in good standing with the Registrar of Corporate Affairs of the British Virgin Islands (the Company Registrar) as at the date of the Good Standing Certificate.

Shares

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 1,250,000,000 shares of US$0.00004 par value each divided into (i) 1,000,000,000 Class A Ordinary Shares and (ii) 250,000,000 Class B ordinary shares of US$0.00004 par value each.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the IPO Shares and the Resale Shares under the Registration Statement.

Valid Issuance of Shares

(d)	The IPO Shares when issued and allotted in accordance with the Registration Statement and the IPO Resolutions against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the Company’s then effective memorandum and articles of association, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members of the Company has been updated to reflect such issuance and allotment, the shareholders as recorded in the register of members will be deemed to have legal title to the IPO Shares set against their respective name.

(e)	The Resale Shares to be offered and sold by the Selling Shareholders pursuant to the provisions of the Registration Statement have been duly authorised for issue and validly issued, fully paid and non-assessable.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

(h)	The statements under the caption “British Virgin Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of the British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.6	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs a copy of its register of directors which is complete; and (iv) has filed its annual return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of the Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.7	We express no opinion on the Company status under or compliance with the Substance Act. Failure to comply with the Substance Act when it applies could subject the Company to fines and penalties under the Substance Act and, in the event of continued non-compliance, could eventually lead to the Company being struck off and dissolved from the Register of Companies. To the extent that execution and delivery by the Company of the Documents and/or the performance of its obligations thereunder could be regarded as part of a relevant activity or ancillary or incidental thereto, then the opinions given at 3(c)(Corporate authorisation) and 3(d) (Valid Issuance of IPO Shares) are qualified to the extent that the capacity and authority of its directors to bind the Company may be limited in certain circumstances where an action is known to be contrary to applicable British Virgin Islands law.

4.8	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

5	Governing Law of this Opinion

5.1	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

6.2	This opinion may be used only in connection with the Offering and the Resale Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier